EXHIBIT 99.1

Liberty Global Announces Letter of Intent
to Sell French Cable Operation
Denver, Colorado — March 23, 2006: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that it has entered into a non-binding letter of intent with Altice and Cinven for the sale of 100% of its French cable business, UPC France SA (“UPC France”) through its subsidiary UPC Broadband France SAS. Liberty Global will sell UPC France for approximately €1.25 billion (approximately US$1.51 billion) in cash, assuming zero net debt at closing. No other purchase price adjustments are envisioned.
The sale price represents a multiple of approximately 11.4 times UPC France’s 2005 operating cash flow, as customarily defined by Liberty Global, except that corporate overhead allocations have been excluded. Among other things, the transaction is subject to negotiation of definitive documents, completion of due diligence and financing, all of which are expected to be completed in Q2 2006. Following signing of the definitive documents, closing will be subject to the receipt of necessary regulatory approvals.
Mike Fries, President and Chief Executive Officer of Liberty Global said: “With this transaction, we are realizing an excellent return on our investment in France over the last several years. Just as importantly, we are taking a significant step in the continued rebalancing of our operating businesses. Together with the sale of our Norwegian asset, we are exiting sub-scale markets tax-efficiently and at attractive prices, with the intention of refocusing that capital on existing or new markets that offer greater long-term growth and stability. This transaction should be viewed as a compelling validation of our M&A and operating strategies in Europe and is reflective of the value we’re creating for shareholders in our core broadband businesses around the world.”
About Liberty Global
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our 15 million customers to the world of entertainment, communications and information. The Company operates state-of-the-art broadband communications networks in 19 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including our ability to consummate the sale of UPC France. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447